Exhibit 99.1

For Immediate Release
Jones Apparel Group, Inc.
Contacts:	Wesley R. Card, Chief Operating and Financial Officer Anita Britt, Executive Vice President Finance (215) 785-4000

JONES APPAREL GROUP, INC.

  REPORTS THIRD QUARTER 2005 FINANCIAL RESULTS
  AFFIRMS ADJUSTED FULL YEAR 2005 GUIDANCE OF $2.39
  BOARD DECLARES QUARTERLY CASH DIVIDEND OF $0.12 PER SHARE

New York, New York  -  October 26, 2005  -  Jones Apparel Group, Inc. (NYSE:JNY) today reported results for the third quarter ended October 1, 2005.  The Company also affirmed its expectations for the full year 2005, and provided an update on the previously announced strategic review of its operating infrastructure to improve profitability.

Revenues for the third quarter totaled $1,327.5 million, compared to $1,296.1 million for the third quarter of 2004.  Earnings per share were $0.65 for the third quarter of 2005, compared to $0.77 in the same period last year.  Earnings per share were $1.82 for the first nine months of 2005, compared to $2.11 for the same period last year.  Earnings per share, excluding the impact of manufacturing inefficiencies resulting from the consolidation of the Company's Mexican denim manufacturing operations, as well as expenses incurred related to the strategic review, were $0.76 for the third quarter and $1.96 for the first nine months.

Peter Boneparth, President and Chief Executive Officer, stated, "Our third quarter financial results surpassed our expectations.  We were particularly pleased with the financial performance of our wholesale better apparel businesses, the Gloria Vanderbilt moderate apparel business and the Barneys New York retail business.  Our other moderate sportswear businesses also performed well and exceeded the prior year period's sales and operating profit levels.  Although lower than the prior year, the wholesale footwear and accessories business and the junior denim business each exceeded our expectations.  Comparable store sales from our owned footwear and ready-to-wear stores (excluding Barneys New York) decreased 2.9% versus a decrease of 1.1% in the prior year.  The Barneys New York luxury retail business reported a comparable store sales increase of 12.1%, benefiting from strong consumer demand for luxury products."

Wesley Card, Chief Operating and Financial Officer, commented, "The acquisition of Barneys New York added $133.9 million to revenues during the quarter, partially offset by anticipated decreases in our wholesale better apparel, footwear and accessories business and our l.e.i. junior denim business.   Our operating profit margin for the quarter was 10.5%, compared to 12.7% in the prior year. This decrease was primarily a result of l.e.i.'s expected operating performance, along with the inclusion of Barneys, which carries a lower operating margin than the company average.   Included in the current period results were two items that were recorded as reductions of SG&A:  (i) $5.1 million from Saks Incorporated related to pre-acquisition issues with our Anne Klein business, and (ii) $5.2 million from a landlord repurchase of a Nine West retail store operating lease.  During the period, we also absorbed the adverse financial impact of hurricanes Katrina and Rita to our owned footwear stores, which approximated $2 million in sales.  Our operating cash flow during the nine months ended October 1, 2005 improved by $16.9 million over the same period last year, primarily resulting from our disciplined working capital management.  Although not an operating item, the effective income tax rate during the quarterly period was 36.6% versus 37.5% in the prior year period.  The reduction was primarily driven by a U.S. tax benefit associated with the repatriation of earnings from our Canadian subsidiaries."

Mr. Card added, "Our accounts receivable at the end of the third quarter were $649.1 million, compared to $685.8 million at the end of the prior year period.  Exclusive of Barneys New York receivables, which were acquired during the fourth quarter of 2004, accounts receivable decreased $77.5 million, or 11.3%.  Inventory at the end of the third quarter totaled $731.0 million, compared to $627.7 million at the end of the prior year period.  Excluding the Barneys New York acquisition, inventory at the end of the third quarter 2005 totaled $638.6 million, a 1.7% increase from the year-earlier period.    We ended the quarter with $1,396.9 million of funded debt and, net of $29.4 million cash on hand, our net debt to book capitalization ratio was 34.0%, in line with our expectations.  During this quarter, we repurchased 1.45 million shares of

- continued -

common stock in the open market at an aggregate cost of $41.6 million, or $28.72 per share.  The Company has $92.1 million available under the Board approved share repurchase authorization."

The Board of Directors approved a quarterly cash dividend of $0.12 per share, which is available to all common stockholders of record as of November 14, 2005 for payment on December 2, 2005.

The Company remains comfortable with its previously provided guidance.  Revenues for 2005 full year are expected to be in a range of $5.0 to $5.1 billion and its projected full year 2005 earnings per share on an adjusted basis, excluding restructuring costs and manufacturing inefficiencies, are expected to equal or exceed $2.39.

Update of Strategic Operating Review

Mr. Boneparth stated, "At the end of the second quarter, we indicated that we were in the initial stages of reviewing our operating infrastructure, systems and processes.  The goal of this review is to improve profitability and ensure we are properly positioned for the long-term benefit of our shareholders.  The three critical areas of review include:  Supply Chain Management, Manufacturing and General and Administrative Areas.  Since our actions in many cases involve people and facilities, we are taking great care to move quickly but with sensitivity to those individuals affected."

The initiatives include the following:

    Supply Chain Management -

    The Company has made the decision to close its Bristol, PA distribution center.  This facility will continue to operate until the later part of the fourth quarter, at which point the units that it distributes will be re-routed to other distribution centers within our network.

    The Company is continuing its implementation of an enterprise-wide pre-production and merchandise planning system that has the ability to be fully integrated with third-party manufacturers.

    The technology supporting each of the operating businesses has been carefully examined, and the Company is very close to selecting an enterprise-wide supply-and-demand system, with implementation to commence in the first quarter of 2006.

  Manufacturing -

    The Company has substantially completed the restructuring of its owned manufacturing facilities in Mexico.  In connection with this restructuring, approximately $15.2 million of pre-tax costs were incurred during the quarter as follows:  (i) $5.3 million of one-time termination benefits, (ii) $6.2 million of non-cash write-downs of property, plant, and equipment, (iii) $2.6 million of contract termination costs, and (iv) $1.1 million of legal and other associated costs.   The Company also incurred $3.6 million of expenses during the quarter associated with manufacturing inefficiencies as a result of the restructuring.  Full year estimated cost savings will approximate $5 million beginning in 2006.

  General and Administrative Areas -

    The Company completed a review of all general and administrative support areas and is developing a timetable to implement best practices to improve service effectiveness where identified.

Mr. Boneparth concluded, "Jones Apparel Group has the commitment and determination to make the needed operational improvements encompassed by the strategic review.  I am pleased with the progress that we have made in a relatively short period of time.  Despite the difficult business climate and our cautious view of the holiday selling season, I am convinced that our focus will not wane during this period of organizational and industry change."

The Company will host a conference call with management to discuss these results and its outlook for 2005 at 8:30 a.m. eastern time today, which is accessible by dialing 412-858-4600 or through a web cast at www.jny.com.   The call will be recorded and made available through November 3 and is accessible by dialing 877-344-7529.  Enter account number 379564.

- continued -

Jones Apparel Group, Inc. (www.jny.com), a Fortune 500 company, is a leading designer, marketer and wholesaler of branded apparel, footwear and accessories. We also market directly to consumers through our chain of specialty retail and value-based stores, and operate the Barneys chain of luxury stores. Our nationally recognized brands include Jones New York, Evan-Picone, Norton McNaughton, Gloria Vanderbilt, Erika, l.e.i., Energie, Nine West, Easy Spirit, Enzo Angiolini, Bandolino, Joan & David, Mootsies Tootsies, Sam & Libby, Napier, Judith Jack, Kasper, Anne Klein, Albert Nipon, Le Suit and Barneys New York. The Company also markets apparel under the Polo Jeans Company brand licensed from Polo Ralph Lauren Corporation, costume jewelry under the Tommy Hilfiger brand licensed from Tommy Hilfiger Licensing, Inc. and the Givenchy brand licensed from Givenchy Corporation and footwear under the Dockers Women brand licensed from Levi Strauss & Co. Each brand is differentiated by its own distinctive styling, pricing strategy, distribution channel and target consumer. We primarily contract for the manufacture of our products through a worldwide network of quality manufacturers. We have capitalized on our nationally known brand names by entering into various licenses for several of our trademarks, including Jones New York, Evan-Picone, Anne Klein New York, Nine West, Gloria Vanderbilt and l.e.i., with select manufacturers of women's and men's products which we do not manufacture. For more than 30 years, we have built a reputation for excellence in product quality and value, and in operational execution.

Presentation of Information in the Press Release

In an effort to provide investors with additional information regarding the Company's consolidated operating results as determined by generally accepted accounting principles (GAAP), the Company has also disclosed in this press release non-GAAP information regarding the strategic review of its infrastructure as discussed above. The Company believes that providing further information resulting from the execution of the strategic review will allow investors to better analyze its ongoing results. The Company has also provided a reconciliation of its GAAP results to adjusted results.

Certain statements contained herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding the Company's expected financial position, business and financing plans are forward-looking statements. The words "believes," "expects," "plans," "intends," "anticipates" and similar expressions identify forward-looking statements. Forward-looking statements also include representations of the Company's expectations or beliefs concerning future events that involve risks and uncertainties, including:

  those associated with the effect of national and regional economic conditions;
  lowered levels of consumer spending resulting from a general economic downturn or lower levels of consumer confidence or generally reduced shopping activity caused by public safety concerns;
  the performance of the Company's products within the prevailing retail environment;
  customer acceptance of both new designs and newly-introduced product lines;
  the Company's reliance on a few department store groups for large portions of the Company's business;
  consolidation of the Company's retail customers;
  financial difficulties encountered by customers;
  the effects of vigorous competition in the markets in which the Company operates;
  the Company's ability to identify acquisition candidates and acquire such businesses on reasonable financial and other terms, in an increasingly competitive environment for such acquisitions;
  the integration of the organizations and operations of any acquired businesses into the Company's existing organization and operations;
  the Company's reliance on independent foreign manufacturers;
  changes in the costs of raw materials, labor and advertising;
  the general inability to obtain higher wholesale prices for the Company's products that the Company has experienced for many years;
  the uncertainties of sourcing associated with the new environment in which quota has been eliminated on apparel products while political pressure is building for the re-imposition of quotas in certain categories; and
  the Company's ability to secure and protect trademarks and other intellectual property rights.

A further description of these risks and uncertainties and other important factors that could cause actual results to differ materially from the Company's expectations can be found in the Company's Annual Report on Form 10-K/A for the fiscal year ended December 31, 2004, including, but not limited to, the Statement Regarding Forward-Looking Disclosure and the information concerning trends and risk factors included in Management's Discussion and Analysis of Financial Condition and Results of Operations therein, and in the Company's other filings with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, such expectations may prove to be incorrect. The Company does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

# # #

JONES APPAREL GROUP, INC.
CONSOLIDATED OPERATING RESULTS
(UNAUDITED)

All amounts in millions except per share data

	THIRD QUARTER				NINE MONTHS
	2005		2004		2005		2004

Net sales	$ 1,312.6	98.9%	$ 1,283.0	99.0%	$ 3,813.0	99.0%	$ 3,530.6	99.0%
Licensing income (net)	14.9	1.1%	13.1	1.0%	40.2	1.0%	36.2	1.0%

Total revenues	1,327.5	100.0%	1,296.1	100.0%	3,853.2	100.0%	3,566.8	100.0%
Cost of goods sold	866.1	65.2%	834.5	64.4%	2,458.5	63.8%	2,230.2	62.5%

Gross profit	461.4	34.8%	461.6	35.6%	1,394.7	36.2%	1,336.6	37.5%
SG&A expenses	321.8	24.2%	297.2	22.9%	991.3	25.7%	875.7	24.6%

Income from operations	139.6	10.5%	164.4	12.7%	403.4	10.5%	460.9	12.9%
Net interest expense and financing costs	19.5	1.5%	11.9	0.9%	56.4	1.5%	34.6	1.0%
Equity in earnings of unconsolidated affiliates	1.0	0.1%	0.7	0.1%	2.8	0.1%	2.0	0.1%

Income before taxes	121.1	9.1%	153.2	11.8%	349.8	9.1%	428.3	12.0%
Provision for income taxes	44.3	3.3%	57.4	4.4%	131.2	3.4%	160.6	4.5%

Net income	$ 76.8	5.8%	$ 95.8	7.4%	$ 218.6	5.7%	$ 267.7	7.5%

Shares outstanding - diluted	117.6		125.0		120.2		127.4
Earnings per share - diluted	$0.65		$0.77		$1.82		$2.11

Percentages may not add due to rounding.

As required by the Securities and Exchange Commission Regulation G, the following table contains information regarding the non-GAAP adjustments used by the Company in the presentation of its financial results:

	THIRD QUARTER		NINE MONTHS
	2005	2004	2005	2004

Net income (as reported)	$ 76.8	$ 95.8	$ 218.6	$ 267.7
Provision for income taxes	44.3	57.4	131.2	160.6
Denim restructuring	15.2	-	15.2	-
Manufacturing inefficiencies	3.6	-	11.9	-
Strategic review	0.4	-	0.4	-

Adjusted income before taxes	140.3	153.2	377.3	428.3
Adjusted provision for income taxes	51.3	57.4	141.5	160.6

Adjusted net income	$ 89.0	$ 95.8	$ 235.8	$ 267.7

Earnings per share - diluted (as reported)	$ 0.65	$ 0.77	$ 1.82	$ 2.11
Provision for income taxes	0.38	0.46	1.09	1.26
Denim restructuring	0.13	-	0.13	-
Manufacturing inefficiencies	0.03	-	0.10	-
Strategic review	-	-	-	-

Adjusted income before taxes	1.19	1.23	3.14	3.37
Adjusted provision for income taxes	0.43	0.46	1.18	1.26

Adjusted earnings per share - diluted	$ 0.76	$ 0.77	$ 1.96	$ 2.11

JONES APPAREL GROUP, INC.
SEGMENT INFORMATION
(UNAUDITED)

All amounts in millions

(In millions)	Wholesale Better Apparel	Wholesale Moderate Apparel	Wholesale Footwear & Accessories	Retail	Licensing, Other & Eliminations	Consolidated
For the fiscal quarter ended October 1, 2005
Revenues from external customers	$ 396.7	$ 337.8	$ 262.2	$ 315.9	$ 14.9	$ 1,327.5
Intersegment revenues	41.7	1.1	9.6	-	(52.4)	-

Total revenues	438.4	338.9	271.8	315.9	(37.5)	1,327.5

Segment income	$ 62.6	$ 12.2	$ 48.5	$ 23.6	$ (7.3)	139.6

	14.3%	3.6%	17.8%	7.5%		10.5%
Net interest expense						(19.5)
Equity in earnings of unconsolidated affiliates						1.0

Income before provision for income taxes						$ 121.1

For the fiscal quarter ended October 2, 2004
Revenues from external customers	$ 435.4	$ 349.0	$ 319.4	$ 178.0	$ 14.3	$ 1,296.1
Intersegment revenues	43.1	3.5	13.5	-	(60.1)	-

Total revenues	478.5	352.5	332.9	178.0	(45.8)	1,296.1

Segment income	$ 65.7	$ 40.2	$ 49.8	$ 10.2	$ (1.5)	164.4

	13.7%	11.4%	15.0%	5.7%		12.7%
Net interest expense						(11.9)
Equity in earnings of unconsolidated affiliates						0.7

Income before provision for income taxes						$ 153.2

For the fiscal nine months ended October 1, 2005
Revenues from external customers	$ 1,125.9	$ 999.4	$ 748.7	$ 939.1	$ 40.1	$ 3,853.2
Intersegment revenues	114.6	4.0	30.6	-	(149.2)	-

Total revenues	1,240.5	1,003.4	779.3	939.1	(109.1)	3,853.2

Segment income	$ 160.2	$ 80.8	$ 115.4	$ 73.5	$ (26.5)	403.4

	12.9%	8.1%	14.8%	7.8%		10.5%
Net interest expense						(56.4)
Equity in earnings of unconsolidated affiliates						2.8

Income before provision for income taxes						$ 349.8

For the fiscal nine months ended October 2, 2004
Revenues from external customers	$ 1,164.8	$ 1,055.0	$ 763.3	$ 546.3	$ 37.4	$ 3,566.8
Intersegment revenues	115.0	10.1	45.2	-	(170.3)	-

Total revenues	1,279.8	1,065.1	808.5	546.3	(132.9)	3,566.8

Segment income	$ 165.5	$ 131.8	$ 137.5	$ 47.4	$ (21.3)	460.9

	12.9%	12.4%	17.0%	8.7%		12.9%
Net interest expense						(34.6)
Equity in earnings of unconsolidated affiliates						2.0

Income before provision for income taxes						$ 428.3

JONES APPAREL GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

All amounts in millions

	October 1, 2005	October 2, 2004
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$ 29.4	$ 45.9
Accounts receivable, net of allowances of $53.8 and $58.5 for doubtful accounts, discounts, returns and co-op advertising	649.1	685.8
Inventories	731.0	627.7
Deferred taxes	56.9	67.0
Other current assets	82.6	73.0

TOTAL CURRENT ASSETS	1,549.0	1,499.4
Property, plant and equipment, at cost, less accumulated depreciation and amortization	306.2	257.6
Goodwill	2,098.2	1,842.5
Other intangibles, less accumulated amortization	829.2	773.4
Other assets	56.5	52.3

	$ 4,839.1	$ 4,425.2

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Short-term borrowings	$ 378.5	$ 732.0
Current portion of long-term debt and capital lease obligations	227.9	134.6
Accounts payable	268.2	256.3
Income taxes payable	63.4	44.7
Accrued expenses and other current liabilities	185.7	161.0

TOTAL CURRENT LIABILITIES	1,123.7	1,328.6

NONCURRENT LIABILITIES:
Long-term debt and obligation under capital leases	790.5	264.9
Deferred taxes	175.7	121.7
Other	95.5	52.7

TOTAL NONCURRENT LIABILITIES	1,061.7	439.3

TOTAL LIABILITIES	2,185.4	1,767.9

STOCKHOLDERS' EQUITY	2,653.7	2,657.3

	$ 4,839.1	$ 4,425.2

JONES APPAREL GROUP, INC.
STATEMENTS OF CASH FLOWS
(UNAUDITED)

All amounts in millions

	Nine Months Ended
	October 1, 2005	October 2, 2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 218.6	$ 267.7

Adjustments to reconcile net income to net cash provided by operating activities, net of acquisitions:
Amortization of original issue discount	-	1.3
Depreciation and other amortization	76.9	83.1
Equity in earnings of unconsolidated affiliates	(2.8)	(2.0)
Dividends received from unconsolidated affiliates	1.3	2.0
Provision for losses on accounts receivable	0.5	0.2
Deferred taxes	37.4	20.4
Losses on redemption of Zero Coupon Convertible Senior Notes	-	8.4
Other	5.8	2.5
Changes in operating assets and liabilities:
Accounts receivable	(200.7)	(271.8)
Inventories	(66.3)	(3.1)
Prepaid expenses and other current assets	(5.0)	(21.9)
Other assets	3.7	(4.5)
Accounts payable	8.3	14.9
Income taxes payable	33.3	45.3
Accrued expenses and other liabilities	(9.4)	(57.8)

Total adjustments	(117.0)	(183.0)

Net cash provided by operating activities	101.6	84.7

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments relating to Maxwell acquisition	(0.1)	(249.3)
Payments relating to Kasper acquisition	-	(37.8)
Payments relating to Barneys acquisition	(4.1)	-
Capital expenditures	(60.6)	(39.4)
Acquisition of intangibles	(0.1)	-
Other	(0.1)	1.6

Net cash used in investing activities	(65.0)	(324.9)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings under credit facilities	309.2	732.0
Redemption of Zero Coupon Convertible Senior Notes	-	(446.6)
Redemption at maturity of 8.375% Senior Notes	(129.6)	-
Redemption at maturity of 7.50% Senior Notes	-	(175.0)
Debt issuance costs	(0.5)	-
Principal payments on capital leases	(3.4)	(4.4)
Purchases of treasury stock	(199.3)	(169.8)
Dividends paid	(38.4)	(32.5)
Proceeds from exercise of employee stock options	10.5	32.6

Net cash used in financing activities	(51.5)	(63.7)

EFFECT OF EXCHANGE RATES ON CASH	(0.7)	(0.2)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(15.6)	(304.1)
CASH AND CASH EQUIVALENTS, BEGINNING	45.0	350.0

CASH AND CASH EQUIVALENTS, ENDING	$ 29.4	$ 45.9